EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:  Mr. James A. Fitch, Jr.
Chairman of the Board
Telephone:  (941) 962-6700

ROYAL FINANCIAL APPOINTS JODI A. OJEDA AS CHIEF FINANCIAL OFFICER;
DIRECTOR PETER C. ROLEWICZ RETIRES

COMPANY RETAINS FINANCIAL ADVISOR TO ASSESS STRATEGIC ALTERNATIVES

Chicago, IL, January 3, 2008 — Royal Financial, Inc. (OTC Bulletin Board:  RYFL.OB) (the “Company”), the holding company of Royal Savings Bank, today announced that effective January 3, 2008, its Board of Directors appointed Jodi A. Ojeda, 44, as Senior Vice President and Chief Financial Officer of the Company and the Bank.  Ms. Ojeda replaces Leonard Szwajkowski, who was continuing to act as Chief Financial Officer since his appointment as the Company’s President and Chief Executive Officer in October 2007 until a replacement could be named.

Ms. Ojeda joined the Bank in August 2006 as Vice President and Controller.  Prior thereto, Ms. Ojeda was Chief Financial Officer of Southeast Chicago Development Commission since January 2004 and, from September 2000 until April 2003, was Vice President and Controller of The Sharlen Group in Chicago.  She was also previously the Controller of BankChicago from October 1991 until September 2000 and, from 1986 until 1991, held various accounting-related positions with Merchants National Corporation in East Chicago, Indiana.  Ms. Ojeda is a Certified Public Accountant and is a graduate of Calumet College of St. Joseph’s in Hammond, Indiana with a degree in Accounting/Computer Science.

The Company also announced that, effective January 3, 2008, Peter C. Rolewicz, currently a director of the Company and the Bank, has elected to retire from the Board, and that the Board has appointed Mr. Rolewicz an advisory member of the Board of both entities.  Mr. Rolewicz served as a Director of the Bank since 1992, and of the Company since its inception, and was the former chief executive officer, secretary and treasurer of the Bank from 1988 until 2003, and its inside counsel from 1978 to 2003.

"The Board accepts Mr. Rolewicz's request with profound respect for his many years of loyal service to the Bank, its stockholders, customers and employees, and the communities the Bank serves.  We wish him the very best in his well-earned retirement," said James A. Fitch, Jr., Chairman of the Company and the Bank.

The Company also announced that its Board of Directors has retained Keefe, Bruyette & Woods, Inc. as its financial advisor to assist the Board in assessing its strategic alternatives, including, but not limited to, a possible sale of the Company.  The Board will evaluate any sale proposal against other strategic options to ensure that it acts in the best interests of the Company and its stockholders.  There is no assurance, however, that a sale transaction will be announced or consummated since the Company cannot predict whether the terms of any sale proposal would be in the best interests of the Company and its stockholders.

Royal Savings Bank offers a range of checking and savings products, a full line of home and personal loans and commercial lending solutions.  Royal Savings Bank has been operating continuously in the south and southeast communities of Chicago since 1887, and currently has two branches in southern Chicago, two branches in the south suburbs of Chicago, and one branch in Northwest Indiana.

Special Note Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas; deterioration in asset quality due to an economic downturn in the greater Chicago metropolitan area; legislative or regulatory changes; changes in monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; adverse developments in the Company’s loan or investment portfolios; slower than anticipated growth of the Company’s business or unanticipated business declines; the Company’s ability to pursue a sale of the Company, if at all, or the ultimate value to be recognized in the event of a sale; the ultimate outcome or the conclusions of the pending investigation; higher than expected operational costs including professional fees and expenses incurred in connection with the investigation; the effect of the investigation or the costs incurred in connection therewith on the Company’s financial condition or results of operations; demand for loan products; deposit flows; competition; and changes in accounting principles, policies, and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.